Exhibit 99.1

Contacts:
William B. Boni
VP, Investor Relations/ Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES MANAGEMENT CHANGES

Dr. Stephen Hill to Leave Company

Conference Call Scheduled for January 8, 2008, 8:30 a.m. Eastern Time

Woburn, Mass., January 7, 2008 – ArQule, Inc. (NASDAQ: ARQL) today announced that it has initiated a search for a successor to Dr. Stephen A. Hill, its current president and chief executive officer, who has communicated to the board of directors his intention to leave ArQule in early 2008.

During his nine-year tenure, Dr. Hill has successfully led ArQule’s transition from a combinatorial chemistry services company to an integrated, oncology-focused research and development organization.

“I am delighted that ArQule is in a strong position, with a truly exciting opportunity in our c-Met inhibitor program, along with other preclinical and clinical programs,” said Dr. Hill.  “The company is well capitalized and well positioned to continue its successful growth.  I feel that this is the right time to step aside as CEO, both to pursue my own career interests and to allow a transition in leadership at a time of strength for the company.

“After almost a decade of leadership responsibility at ArQule, I am indebted to the Company’s employees, past and present, for their support and commitment,” said Dr. Hill.  “I believe that now is the optimal time for me to move on to a new opportunity, about which I hope to be able to share more detail in the near future.”

Peter S. Lawrence, who was recently appointed to the position of chief operating officer, will take operational responsibility for leadership of the Company, with accountability to the chairman of the board, Patrick J. Zenner.  Dr. Hill will remain in his position until his departure and will continue to provide strategic advice and support to Mr. Lawrence and the executive team at ArQule until a new president and chief executive officer is appointed.  A search committee has been appointed by the board and will consider Mr. Lawrence and external candidates for the CEO position.

“On behalf of the ArQule board of directors, I would like to thank Steve Hill for his strategic leadership of the Company through a time of efficient and effective transition from one business model to another,” said Mr. Zenner.  “The entire board joins me in wishing him success in his future endeavors.

“During the past two years, ArQule has established its identity as a promising early-stage oncology company,” said Mr. Zenner. “We are excited by our prospects for generating proof-of-principle clinical data this year and beyond in one of the most interesting areas of cancer therapy, c-Met inhibition.  The Company also looks forward to introducing new product candidates discovered through what we believe is a powerful research engine that combines insights into the biology of cancer with a unique chemistry expertise validated in the course of our previous chemistry services collaborations.”

Investor Conference Call

ArQule will host an investor conference call today at 8:30 a.m. eastern time.

Date:	Tuesday, January 8
Time:	8:30 a.m. eastern time

Conference Call Numbers

Domestic:	(800) 320-2978
International:	(617) 614-4923
Participant passcode:	67042861
Webcast:	http://www.ArQule.com

A replay of the conference call will be available beginning at 10:30 a.m. on January 8, 2008 for seven days and can be accessed by dialing 1-888-286-8010 from the U.S. and Canada, and 1-617-801-6888 from outside the U.S.  For archived calls, the access code is 34903894.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy(R) (ACT). The Cancer Survival Protein modulation platform has generated a clinical-stage product that mediates its effects by inhibiting the activity of a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis. The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Hoffman-La Roche. For more information, please visit www.arqule.com.

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